Exhibit 5.1

+1 212 450 4000 davispolk.com	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

[-], 2021

Clarios International Inc.

5757 N Green Bay Avenue

Florist Tower

Milwaukee, Wisconsin 53209

Ladies and Gentlemen:

Clarios International Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (i) a Registration Statement on Form S-1 (the “Common Stock Registration Statement”) and the related prospectus (the “Common Stock Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), [●] shares of its common stock, par value $0.01 per share (the “Common Stock”), including [●] shares subject to the underwriters’ over-allotment option, as described in the Common Stock Registration Statement and (ii) a Registration Statement on Form S-1 (the “Mandatory Convertible Registration Statement” and, together with the Common Stock Registration Statement, the “Registration Statements”) and related prospectus (the “Mandatory Convertible Prospectus” and, together with the Common Stock Prospectus, the “Prospectuses”) for the purpose of registering under the Securities Act [●] shares of Series A mandatory convertible preferred stock, par value $0.01 per share with an initial liquidation preference of $50.00 per share (the “Mandatory Convertible Preferred Stock” and, together with the Common Stock, the “Securities”), including [●] shares subject to the underwriters’ over-allotment option, as described in the Mandatory Convertible Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the prices at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been issued and delivered against payment therefor in accordance with the terms of the applicable Underwriting Agreement referred to in the applicable prospectus which is a part of the respective Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and further consent to the reference to our name under the caption “Legal Matters” in the Prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,